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                                                                       EXHIBIT 6

                  ADDENDUM TO THE AGREEMENT AND PLAN OF MERGER


          This Addendum to the Agreement and Plan of Merger (this "Agreement"), dated as of June 30, 2000, is entered into by and among Black Hills Corporation, Black Hills Energy Capital, Inc., Indeck Capital, Inc., Gerald
     R. Forsythe, Michelle R. Fawcett, Marsha Fournier, Monica Breslow, Melissa
     S. Forsythe, and John W. Salyer, Jr., (collectively referred to as the "Parties") and is an addendum to that certain Agreement and Plan of Merger, by and among Black Hills Corporation, Black Hills Energy Capital, Inc., Indeck Capital, Inc., Gerald R. Forsythe, Michelle R. Fawcett, Marsha Fournier, Monica Breslow, Melissa S. Forsythe, and John W. Salyer, Jr., dated as of January 1, 2000, as amended to date (the "Merger Agreement").

                                    RECITALS

          The purpose of this Agreement is to modify certain terms, conditions and obligations of the respective Parties pursuant to the Merger Agreement (including the schedules, exhibits, annexes and documents delivered thereto). Only those terms, conditions and obligations of the Merger Agreement which are identified and modified by this Agreement shall be changed; and all other terms, conditions and obligations shall remain as originally stated in the Merger Agreement. In the event of a conflict between this Agreement and the Merger Agreement (including all addenda, supplements, schedules, exhibits, annexes and documents delivered thereto and which continue to be in full force and effect), the terms of this Agreement shall control.

          NOW, THEREFORE, the Parties hereto agree as follows:

     1. The following provision shall be added to the Agreement as 8.3(y):

         (y) QF Adirondack Projects. The Company shall have transferred: (i) its entire interest in the Middle Falls Limited Partnership and (ii) one-half of its interest, including any right to an automatic increase in that interest due to "Flip-Up LP Interests" (as defined in the Amended and Restated Limited Partnership Agreement of Northern Electric Power Co., L.P., dated February 15, 1994, and the Amended and Restated Limited Partnership Agreement of South Glens Falls Limited Partnership, dated March 18, 1993) in the Northern Electric Power Co., L.P., and South Glens Falls Limited Partnership to an entity agreed upon by the parties hereto and in consideration for a secured promissory note in form and substance reasonably satisfactory to Parent.

      2. The following provisions shall be deleted from the Merger Agreement and shall be without force or effect:

         Section 8.3(v)
         Section 8.3(w)



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      3. The following provision shall be added to the Merger Agreement as
      8.3(z):

         (z) EWG Adirondack Projects. With respect to the Sissonville Facility, NYSD Facility, Warrensburg Facility and Otter Creek Facility, the Company shall have caused the applicable owner of each Facility to have
         (i) executed a Termination and Settlement Agreement with Niagara Mohawk Power Corporation ("NMPC"), (ii)executed a Power Sales Agreement with NMPC ("Adirondack Power Sales Agreements") and an Interconnection Agreement with NMPC, and (iii) filed with the FERC applications for Exempt Wholesale Generator status and approval of electricity rates consistent with the Adirondack Power Sales Agreements.

      4. Schedule 5.15 is amended by adding the following item:

         City of Long Beach v. Indeck Harbor LLC. The City of Long Beach filed an action on June 1, 2000 against Indeck Harbor LLC ("Harbor") in which the Company owns indirectly approximately 18% and in which Black Hills Corporation owns indirectly approximately 14% seeking damages in excess of $2.5 million for breach of contract. The complaint was filed in Superior Court in California in the County of Los Angeles. Harbor has not yet responded to the complaint but intends to deny the claims of the City of Long Beach and vigorously defend its position.

      5. The following provision shall be added to the Merger Agreement as 2.2(d):

         (d) Notwithstanding any other provision of this Agreement, in no event shall the consideration paid to the Stockholders by Parent pursuant to
         Section 2.2 and Section 2.2(c) in combination, exceed an aggregate value of Thirty-Five Million Dollars ($35,000,000).

      6. Notwithstanding any provision of the Merger Agreement or the Addendums, the obligations of Parent, Newco, the Company, and the Shareholders to Close the Merger are hereby extended to July 7, 2000 and each party waives the failure of the Company to obtain the consent of Toronto Dominion Bank and any other Lenders to any and all defaults under the applicable credit agreements for the Middle Falls, New York State Dam and Sissonville projects.

         This Agreement shall be governed under the laws of the State of Delaware.

         This Agreement may be signed in two or more counterparts, each of which when duly executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

                                      * * *



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               IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.

                                              BLACK HILLS CORPORATION

                                              By: /s/
                                                 -------------------------------
                                              Name:
                                                   -----------------------------
                                              Title:
                                                    ----------------------------


                                              BLACK HILLS ENERGY CAPITAL, INC.

                                              By: /s/
                                                 -------------------------------
                                              Name:
                                                   -----------------------------
                                              Title:
                                                    ----------------------------


                                              INDECK CAPITAL, INC.

                                              By: /s/
                                                 -------------------------------
                                              Name: John W. Salyer, Jr.
                                              Title: President


                                              /s/
                                              ----------------------------------
                                              GERALD R. FORSYTHE

                                              /s/
                                              ----------------------------------
                                              MICHELLE R. FAWCETT

                                              /s/
                                              ----------------------------------
                                              MARSHA FOURNIER

                                              /s/
                                              ----------------------------------
                                              MONICA BRESLOW

                                              /s/
                                              ----------------------------------
                                              MELISSA S. FORSYTHE

                                              /s/
                                              ----------------------------------
                                              JOHN W. SALYER, JR.